LM Funding America, Inc.’s Bitcoin Holdings was Valued at $9.6 million in Monthly Update

TAMPA, FL, October 17, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining and operational update for the month ended September 30, 2024.

Metrics *	Three Months 1st Qtr. 2024	Three Months 2nd Qtr. 2024	One Month September 30, 2024	Three Months 3rd Qtr. 2024	Nine Months Ended September 30, 2024
Bitcoin Beginning Balance	95.1	163.4	135.7	160.4	95.1
Bitcoin Mined, net	86.4	44.1	6.6	18.4	148.9
Bitcoin Sold	(18.0)	(47.0)	-	(36.5)	(101.5)
Service Fee (rounding)	(0.1)	(0.1)	0.1	-	(0.2)
Bitcoin Holdings at Month End	163.4	160.4	142.3	142.3	142.3

Approximate Miners Deployed at Month End	5,940	5,880	3,700		3,700
Approximate Miners In-Transit at Month End			2,200		2,200
Approximate Potential Hash Rate at Month End (PH/s)	614	639	639		639

*Unaudited

The Company estimates that the value of its 142.3 Bitcoin holdings on September 30, 2024, was approximately $9.6 million, based on an estimated October 16, 2024 BTC price of $67,500.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a cryptocurrency mining and specialty finance company. It operates through two segments, Specialty Finance and Mining Operations. The company has approximately 5,880 miners, electrified and actively mining Bitcoin, providing the company with approx.

639 petahash of mining capacity. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

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